EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in (i) Registration Statement Nos. 333-36856, 333-82486, 333-115633, 333-115634 of Enterprise Products Partners L.P. on Form S-8; (ii) Registration Statement No. 333-123150 of Enterprise Products Partners L.P. and Enterprise Products Operating LLC on Form S-3; and (iii) Registration Statement Nos. 333-107073, 333-114758, 333-136534, 333-142106, 333-145709 of Enterprise Products Partners L.P. on Form S-3 of our report dated February 28, 2008, relating to the consolidated balance sheet of Enterprise Products GP, LLC at December 31, 2007, appearing in the Current Report on Form 8-K of Enterprise Products Partners L.P. dated March 14, 2008.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

March 13, 2008